Exhibit 10.13

[Executive]

Dear          ;

This letter sets forth the arrangement between Abbott Laboratories (“Abbott”), Hospira, Inc. (“Hospira”) and yourself, whereby certain 2004 Hospira benefits shall be paid to you on an after-tax basis and deposited into your existing grantor trust[s] which was [were] previously created, or will be newly created, pursuant to your participation in an Abbott benefit plan and your previous elections thereunder (“Trust”) .

During the period beginning as of the distribution of Hospira shares to the Abbott stockholders (the “Distribution”) and ending on December 31, 2004 (the “Transition Period”), Hospira shall have in place the Hospira 2004 Performance Incentive Plan, Hospira Supplemental Pension Plan and the Hospira 401(k) Supplemental Plan.  To the extent that you accrue benefits under one or more of these Hospira benefit plans with respect to services rendered to Hospira during the Transition Period and you previously had, or will have, amounts contributed to your Trust pursuant to corresponding Abbott plans, payments will be made by Hospira to you and deposited into your existing Trust, consistent with the 2004 elections you have previously made under the corresponding Abbott benefit plans, subject to the provisions of the applicable Hospira plans.  The amounts paid to your Trust will be net of the maximum taxes required to be withheld from the plan payments.  The contributions to your Trust will be made in a similar manner as it was previously done under the corresponding Abbott plan.

Following the Hospira payment to your Trust, Abbott shall treat such payments as though they were made pursuant to the corresponding Abbott plan.  Abbott shall remain obligated with respect to all ongoing Trust related expenses and shall continue to treat the full balance in the Trust as Abbott plan contributions with respect to annual adjustments and tax gross up contributions.

The transfer of your employment from Abbott to Hospira in connection with the Distribution shall not constitute a termination of employment for purposes of distributions under the applicable Trust.  The “settlement date,” as that term is used in the Trust documents and applicable payment election forms, will occur upon your subsequent retirement or other termination of employment with Hospira and any reference in such documents to the Abbott Laboratories Annuity Retirement Plan, with respect to the timing of distributions, shall be deemed to refer to the Abbott/Hospira Transitional Annuity Retirement Plan (“TARP”).  Hospira will be obligated to timely notify Abbott of your subsequent termination of employment and the form of payment of your benefits under the TARP.

Each party agrees to execute such further documents, if any, required by the trustee of the Trust to implement this agreement.

Please sign this letter below acknowledging your understanding and agreement with its contents.

ABBOTT LABORATORIES		HOSPIRA, INC.

By:		By:

Its:		Its:

[Executive]	Date